Exhibit 5


                                June 9, 2000






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Organic, Inc.
     Registration Statement on Form S-8 (1999 Long-Term Stock Incentive Plan)
     ------------------------------------------------------------------------

Dear Ladies and Gentlemen:

         As general counsel to Organic, Inc., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings and actions taken in connection with the registration under the Securities Act of 1933 of the 10,583,954 shares of common stock, $0.0001 par value (the "Common Stock"), of the Company available for issuance under the Company's 1999 Long-Term Stock Incentive Plan (the "1999 Plan").

         We have examined the 1999 Plan, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws. We have also examined such other documents, records and certificates of the Company as we consider necessary for the purposes of rendering this opinion.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

         2. The Common Stock to be issued pursuant to the 1999 Plan has been duly authorized and will, upon due issuance thereof, be validly issued, fully paid and nonassessable in accordance with the terms of the 1999 Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed in connection with the 1999 Plan.

                                         Very truly yours,



                                         /s/ Morrison & Foerster LLP




cc:    Margaret Maxwell Zagel, Organic, Inc.